Exhibit 4.12

December 20, 2006

GLOBAL CROSSING (UK) FINANCE PLC

£52,000,000 Senior Secured Notes Due 2014

Purchase Agreement

ABN AMRO Bank N.V.

250 Bishopsgate

London EC2M 4AA

United Kingdom

Ladies and Gentlemen:

Global Crossing (UK) Finance Plc, a public limited company incorporated under the laws of England and Wales (the “Issuer”), proposes to issue and sell (the “Offering”) to ABN AMRO Bank N.V. (the “Initial Purchaser”), £52.0 million principal amount of its 11.75% Senior Secured Notes due 2014 (the “Notes”) to be consolidated and form a single series with the £105.0 million principal amount of its 11.75% Senior Secured Notes due 2014 issued on December 23, 2004. The obligations of the Issuer under the Indenture (as hereinafter defined) and the Notes will be guaranteed (the “Guarantees”) by Global Crossing (UK) Telecommunications Limited (“GCUK” or the “Parent Guarantor”) and certain of its direct and indirect subsidiaries (collectively, the “Guarantors”). The Notes and the Guarantees are hereinafter referred to as the “Securities.” The Securities are to be issued under the indenture (the “Original Indenture”) dated as of December 23, 2004, among, inter alios, the Issuer, the Parent Guarantor and The Bank of New York, as trustee (the “Trustee”), as supplemented and amended by the supplemental indenture (the “Supplemental Indenture”) to be dated as of December 28, 2006 among the Issuer, the Guarantors, and the Trustee (and, together with the Original Indenture, the “Indenture”). The Securities will have the benefit of a registration rights agreement (the “Registration Rights Agreement”), to be dated as of the Closing Date, between the Issuer, the Guarantors and the Initial Purchaser, pursuant to which the Issuer will agree to register the Securities under the Act (as defined in Section 22 hereof) subject to the terms and conditions therein specified. The use of the neuter in this Agreement shall include the feminine and masculine wherever appropriate. Certain terms used herein are defined in Section 22 hereof.

GC Acquisitions UK Ltd. (“GC Acquisitions”), an affiliate of the Parent Guarantor, has acquired all of the outstanding share capital of Fibernet Group Limited (“Fibernet”) for an aggregate offer consideration of £49.8 million, which was financed by an intercompany loan in the amount of £51.9 million (the “Intercompany Loan”) received from Global Crossing Holding Limited (“GCHL”), the indirect parent of the Parent Guarantor. On the Closing Date, GCUK will acquire Fibernet from GC Acquisitions (the “Acquisition”) at a purchase price of £53.1 million pursuant to a share purchase agreement to be dated as of the Closing Date (the “Share Purchase Agreement”), which will be financed with the proceeds from the Offering and which the Issuer will lend to GCUK under an intercompany loan (the “Proceeds Loan”). GC Acquisitions will use the proceeds from the Acquisition to repay the Intercompany Loan (the “Refinancing”) and pay certain fees and expenses associated with the Acquisition and Refinancing. The Offering, the Acquisition and the Refinancing are herein referred to as the “Transactions.” Unless the context otherwise requires, all references herein to subsidiaries of the Parent Guarantor shall be deemed to include subsidiaries of the Parent Guarantor after giving effect to the Acquisition.

The offer and sale of the Securities to the Initial Purchaser will be made without registration of the Securities under the Act in reliance upon exemptions from the registration requirements of the Act.

In connection with the sale of the Securities, the Issuer has prepared a preliminary prospectus, dated December 14, 2006, including any and all exhibits thereto (the “Preliminary Prospectus”), the Pricing Supplement (as defined in Section 5(b) hereof) and will prepare a final prospectus, dated the date hereof (including any and all exhibits thereto, the “Final Prospectus”). Each of the Preliminary Prospectus and the Final Prospectus sets forth certain information concerning the Issuer, the Parent Guarantor and the Securities. The Issuer hereby confirms that it has authorized the use of the Pricing Disclosure Package (as defined in Section 22 hereof), the Preliminary Prospectus and the Final Prospectus, and any amendment or supplement thereto, in connection with the offer and sale of the Securities by the Initial Purchaser.

1.    Representations and Warranties. Each of the Issuer and the Parent Guarantor represents and warrants to the Initial Purchaser as set forth below in this Section 1.

(a) (x) The Preliminary Prospectus, at the date thereof, did not contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; at the date thereof and on the Closing Date the Final Prospectus did not and will not (and any amendment or supplement thereto, at the date thereof and at the Closing Date, will not) contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided, however, that the Issuer and the Parent Guarantor make no representation or warranty as to the information contained in or omitted from the Preliminary Prospectus or the Final Prospectus, or any amendment or supplement thereto, in reliance upon and in conformity with information furnished in writing to the Issuer and/or the Parent Guarantor by or on behalf of the Initial Purchaser specifically for inclusion therein, it being understood and agreed that the only such information furnished by or on behalf of any Initial Purchaser consists of the information described as such in the last sentence of Section 8(b) hereof.

(y) The Pricing Disclosure Package, as of the Execution Time, does not, and as of the Closing Date, will not, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided, however, that the Issuer and the Parent Guarantor make no representation or warranty as to the information contained in or omitted from the Pricing Disclosure Package in reliance upon and in conformity with information furnished in writing to the Issuer and/or the Parent Guarantor by or on behalf of the Initial Purchaser specifically for inclusion therein, it being understood and agreed that the only such information furnished by or on behalf of any Initial Purchaser consists of the information described as such in the last sentence of Section 8(b) hereof.

(b) None of the Issuer, its Affiliates, or any person acting on its or their behalf has, directly or indirectly, made offers or sales of any security, or solicited offers to buy, any security under circumstances that would require the registration of the Securities under the Act.

(c) None of the Issuer, its Affiliates, or any person acting on its or their behalf (other than the Initial Purchaser and anyone acting on their behalf as to which no representation is made) has: (i) engaged in any form of general solicitation or general advertising (within the meaning of Regulation D) in connection with any offer or sale of the Securities or (ii) engaged in any directed selling efforts (within the meaning of Regulation S) with respect to the Securities; and each of the Issuer, its Affiliates and each person acting on its or their behalf (other than the Initial Purchaser and anyone acting on their behalf as to which no representation is made) has complied with the offering restrictions requirement of Regulation S.

(d) The Securities satisfy the eligibility requirements of Rule 144A(d)(3) under the Act.

(e) [Reserved]

(f) No registration under the Act of the Securities is required for the offer and sale of the Securities to or by the Initial Purchaser in the manner contemplated herein and in the Pricing Disclosure Package and Final Prospectus.

(g) The Issuer is not, and after giving effect to the offering and sale of the Securities and the application of the proceeds thereof as described in the Pricing Disclosure Package and Final Prospectus will not be, an “investment company” as defined in the Investment Company Act, without taking account of any exemption arising out of the number of holders of the Issuer’s securities.

(h) [Reserved]

(i) Neither the Issuer nor the Parent Guarantor has paid or agreed to pay to any person any compensation for soliciting another to purchase any securities of the Issuer (except as contemplated in this Agreement).

(j) None of the Issuer or any of its Affiliates has taken, directly or indirectly, any action designed to or that has constituted or that might reasonably be expected to cause or result, under the Exchange Act or otherwise, in stabilization or manipulation of the price of any security of the Issuer to facilitate the sale or resale of the Securities.

(k) Each of the Issuer and the Parent Guarantor and their subsidiaries has been duly incorporated or formed, as the case may be, and is validly existing as a corporation under the laws of the jurisdiction in which it is chartered or organized with full corporate power and authority to own or lease, as the case may be, and to operate its properties and conduct its business as described in the Pricing Disclosure Package and the Final Prospectus, and is duly qualified to do business as a foreign corporation and is in good standing under the laws of each jurisdiction that requires such qualification.

(l) The statements in the Pricing Disclosure Package and the Final Prospectus under the headings “Tax Considerations”, “Description of the Notes”, “Registered Exchange Offer; Registration Rights Agreement”,

“Description of Certain Financing Arrangements” and “Information on the Company—Business Overview—Regulatory Environment” fairly summarize in all material respects the matters therein described.

(m) This Agreement has been duly authorized, executed and delivered by the Issuer and the Parent Guarantor; each of the Original Indenture and the Supplemental Indenture has been duly authorized and, assuming due authorization, execution and delivery thereof by the Trustee, when executed and delivered by each of the Issuer and the Parent Guarantor, will constitute a legal, valid, binding instrument enforceable against each of the Issuer and the Parent Guarantor in accordance with its terms (subject, as to the enforcement of remedies, to applicable bankruptcy, reorganization, insolvency, moratorium or other laws affecting creditors’ rights generally from time to time in effect and to general principles of equity); the Securities have been duly authorized, and, when executed and authenticated in accordance with the provisions of the Indenture and delivered to and paid for by the Initial Purchaser, will have been duly executed and delivered by the Issuer and will constitute the legal, valid and binding obligations of each of the Issuer and each Guarantor entitled to the benefits of the Indenture (subject, as to the enforcement of remedies, to applicable bankruptcy, reorganization, insolvency, moratorium or other laws affecting creditors’ rights generally from time to time in effect and to general principles of equity); and the Registration Rights Agreement has been duly authorized by the Issuer and the Guarantors and, when executed and delivered by the Issuer and the Guarantors, will constitute the legal, valid, binding and enforceable instrument of each of the Issuer and the Guarantors (subject, as to the enforcement of remedies, to applicable bankruptcy, reorganization, insolvency, moratorium or other laws affecting creditors’ rights generally from time to time in effect and to general principles of equity), provided that the enforceability of rights to indemnification and contribution hereunder and thereunder may be limited by federal, state and other applicable securities laws and public policy considerations underlying such laws.

(n) The Additional Security Agreements, once executed, delivered and following the giving of all necessary notices and the completion of all necessary filings and registrations, will be, and the Existing Security Agreements, are effective to create in favor of the Collateral Agent, for its benefit and the benefit of holders of the Securities, a legal, valid and enforceable security interest in the Collateral (as defined in the Security Agreement) and upon the taking of possession or control by the Collateral Agent of any such Collateral in which a security interest may be perfected only by possession or control (which possession or control shall be given to the Collateral Agent to the extent possession or control by the Collateral Agent is required by the Existing Security Agreements or the Additional Security Agreements), shall constitute a fully perfected pledge of, or security interest in, all right, title and interest of the grantor thereunder in such Collateral to the extent such pledge or security interest can be perfected by possession or control by the Collateral Agent, in each case prior and superior in right to any other Person and enforceable against the Guarantors in accordance with its terms.

(o) Subject to compliance by the Initial Purchaser with the representations and warranties and agreements set forth herein, no consent, approval, authorization, filing with or order of any court or governmental agency or body is required in connection with the Transactions, the Original Indenture, the Supplemental Indenture or the Registration Rights Agreement, except such as may be required (i) under the blue sky laws of any jurisdiction in which the Securities are offered and sold, (ii) by the Irish Stock Exchange, (iii) the Irish Financial Services Regulatory Authority (the “IFSRA”) and, (iv) in the case of the Registration Rights Agreement, such as will be obtained under the Act and the Trust Indenture Act.

(p) None of the execution and delivery of the Supplemental Indenture, this Agreement or the Registration Rights Agreement, the issuance and sale of the Securities, or the consummation of any other of the transactions herein or therein contemplated, or the fulfillment of the terms hereof or thereof will conflict with, result in a breach or violation or imposition of any lien, charge or encumbrance upon any property or assets of the Issuer or the Guarantors or any of their subsidiaries pursuant to, (i) the articles of association or by-laws of either the Issuer or the Guarantors; (ii) the terms of any indenture, contract, lease, mortgage, deed of trust, note agreement, loan agreement or other agreement, obligation, condition, covenant or instrument to which the Issuer or any Guarantor is a party or bound or to which its or their property is subject; or (iii) any statute, law, rule, regulation, judgment, order or decree of any court, regulatory body, administrative agency, governmental body, arbitrator or other authority having jurisdiction over the Issuer or any Guarantor or any of its or their properties; except, in the case of clauses (ii) and (iii) above, for such conflicts, breaches, violations or impositions that would not reasonably be expected to have (A) a material adverse effect on the condition (financial or otherwise), prospects, earnings, business or properties of the Issuer and the Parent Guarantor and their subsidiaries, taken as a whole, whether or not arising from transactions in the ordinary course of business (a “Material Adverse Effect”) or (B) a material adverse effect on the validity of the Securities or the consummation of any of the transactions contemplated herein or therein.

(q) The Preliminary Prospectus and the Final Prospectus include such financial information in relation to the Issuer and the Parent Guarantor and its consolidated subsidiaries as is required by Commission Regulation (EC) No. 809/2004, implementing Directive 2003/71/EC (the “Prospectus Directive”), except to the extent reflected in an omission letter dated as of December 20, 2006 and approved by the IFSRA. The historical financial statements and schedules of the Parent Guarantor and its consolidated subsidiaries, and of Fibernet and its consolidated subsidiaries, included in the Pricing Disclosure Package and the Final Prospectus present fairly in all material respects the financial condition, results of operations and cash flows of the Parent Guarantor and Fibernet, respectively, as of the dates and for the periods indicated and have been prepared in conformity with International Financial Reporting Standards (“IFRS”) applied on a consistent basis throughout the periods involved (except as otherwise noted therein); summary financial data including the footnotes and notes thereto set forth under the captions “Summary Historical Audited Consolidated Pro Forma Condensed Combined Financial Information for Global Crossing (UK) Telecommunications Limited” and “Summary Historical Consolidated Financial Information for Fibernet Group plc”, the pro forma financial information set forth under the caption “Unaudited Pro Forma Condensed Combined Financial Information For Global Crossing (UK) Telecommunications Limited” and the selected financial information set forth under the captions “Selected Audited Consolidated Historical Financial Information for Global Crossing (UK) Telecommunications Limited” and “Selected Audited Consolidated Historical Financial Information for Fibernet Group plc” in the Pricing Disclosure Package and the Final Prospectus present fairly in all material respects, on the basis stated in the Pricing Disclosure Package and the Final Prospectus, the information included therein.

(r) No action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving the Parent Guarantor or any of its subsidiaries or its or their property is pending or, to the best knowledge of the Issuer or the Parent Guarantor, threatened that (i) could reasonably be expected to have a Material Adverse Effect on the performance of this Agreement, the Indenture or the Registration Rights Agreement, or the consummation of any of the Transactions or (ii) could reasonably be expected to have a Material Adverse Effect on the Issuer or the Parent Guarantor, except as set forth in or contemplated in the Pricing Disclosure Package and the Final Prospectus (exclusive of any amendment or supplement thereto).

(s) The Parent Guarantor and each of its subsidiaries owns or leases all such properties as are necessary to the conduct of its operations as presently conducted.

(t) Neither the Parent Guarantor nor any of its subsidiaries is in violation or default of (i) any provision of its charter or bylaws or comparable constituting documents; (ii) the terms of any indenture, contract, lease, mortgage, deed of trust, note agreement, loan agreement or other agreement, obligation, condition, covenant or instrument to which it is a party or bound or to which its property is subject; or (iii) any statute, law, rule, regulation, judgment, order or decree applicable to the Parent Guarantor or any of its subsidiaries of any court, regulatory body, administrative agency, governmental body, arbitrator or other authority having jurisdiction over the Parent Guarantor or such subsidiary or any of its properties, as applicable; except in the case of clauses (ii) and (iii) above, where such violation or default, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

(u) (i) Ernst & Young LLP who has certified certain financial statements of the Parent Guarantor and its consolidated subsidiaries and delivered their report with respect to the audited consolidated financial statements and schedules included in the Pricing Disclosure Package and the Final Prospectus, are independent public accountants with respect to the Parent Guarantor in accordance with local accounting rules and (ii) Deloitte & Touche LLP who has audited the financial statements of Fibernet and its consolidated subsidiaries and rendered their opinion with respect to the audited consolidated financial statements of Fibernet for the years ended August 31, 2005 and 2006 included in the Pricing Disclosure Package and the Final Prospectus, are independent auditors with respect to Fibernet in accordance with auditing standards generally accepted in the United States.

(v) There are no stamp or other issuance or transfer taxes or duties or other similar fees or charges required to be paid by or behalf of the Initial Purchaser in the United Kingdom, [the Netherlands] and the United States, in connection with the execution and delivery of this Agreement or the issuance or sale by the Issuer of the Securities.

(w) The Issuer and each Guarantor has filed all non-U.S., U.S. federal, state and local tax returns that are required to be filed or has requested extensions thereof (except in any case in which the failure so to file would not have a Material Adverse Effect and except as set forth in or contemplated in the Pricing Disclosure Package and the Final Prospectus) and has paid all taxes required to be paid by it and any other assessment, fine or penalty levied against it, to the extent that any of the foregoing is due and payable, except for any such assessment, fine or penalty that is currently being contested in good faith or as would not have a Material Adverse Effect and except as set forth in or contemplated in the Pricing Disclosure Package and the Final Prospectus (exclusive of any amendment or supplement thereto).

(x) No labor problem or dispute with the employees of the Parent Guarantor or any of its subsidiaries exists or, to the knowledge of the Parent Guarantor, threatened, imminent, and the Issuer and the Parent Guarantor are not aware of any existing or imminent labor disturbance by the employees of any of its or its subsidiaries’ principal suppliers, contractors or customers, except as would not have a Material Adverse Effect, and except as set forth in or contemplated in the Pricing Disclosure Package and the Final Prospectus (exclusive of any amendment or supplement thereto).

(y) The Parent Guarantor and each of its subsidiaries are insured by insurers of recognized financial responsibility against such losses and risks and in such amounts as are prudent and customary in the businesses in which they are engaged; all policies of insurance and fidelity or surety bonds insuring the Parent Guarantor or any of its subsidiaries or their respective businesses, assets, employees, officers and directors are in full force and effect; the Parent Guarantor and its subsidiaries are in compliance with the terms of such policies and instruments; there are no claims by the Parent Guarantor or any of its subsidiaries under any such policy or instrument as to which any insurance company is denying liability or defending under a reservation of rights clause; neither the Parent Guarantor nor any of its subsidiaries has been refused any insurance coverage sought or applied for; and neither the Parent Guarantor nor any of its subsidiaries has any reason to believe that it will not be able to renew its existing insurance coverage as and when such coverage expires or to obtain similar coverage from similar insurers as may be necessary to continue its business at a cost that would not have a Material Adverse Effect except, in each case, as set forth in or contemplated in the Pricing Disclosure Package and the Final Prospectus (exclusive of any amendment or supplement thereto).

(z) The Parent Guarantor and its subsidiaries possess all licenses, certificates, permits and other authorizations issued by the appropriate U.S. federal, state or non-U.S. regulatory authorities necessary to conduct their respective businesses, except where failure to possess such licenses, certificates, permits and other authorization would not reasonably be expected to have a Material Adverse Effect, and neither the Parent Guarantor nor any of its subsidiaries has received any notice of proceedings relating to the revocation or modification of any such certificate, authorization or permit which, singly or in the aggregate, if the subject of an unfavorable decision, ruling or finding, would have a Material Adverse Effect, except as set forth in or contemplated in the Pricing Disclosure Package and the Final Prospectus (exclusive of any amendment or supplement thereto).

(aa) Except as otherwise disclosed in the Pricing Disclosure Package and the Final Prospectus, the Parent Guarantor and each of its subsidiaries maintain a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with IFRS and to maintain asset accountability; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

(bb) The Parent Guarantor and its subsidiaries own, possess, license or have other rights to use on reasonable terms, all patents, trade and service marks, trade names, copy-rights, domain names (in each case including all registrations and applications to register same), inventions, trade secrets, technology, know-how, and other intellectual property, (collectively, the “Intellectual Property”) necessary for the conduct of the Parent Guarantor’s business as now conducted or as proposed in the Pricing Disclosure Package and the Final Prospectus to be conducted except for such Intellectual Property the failure to own, possess, license or have rights with respect to would not have a Material Adverse Effect. Except as set forth in the Pricing Disclosure Package and the Final Prospectus and except as would not have a Material Adverse Effect, (i) each Guarantor owns, or has rights to use under license, all such Intellectual Property free and clear in all material respects of all adverse claims, liens or other encumbrances; (ii) to the knowledge of the Parent Guarantor, there is no material infringement by third parties of any such Intellectual Property; (iii) there is no pending or, to the Parent Guarantor’s knowledge, threatened action, suit, proceeding or claim by any third party challenging the Parent Guarantor’s or its subsidiaries’ rights in or to any such Intellectual Property, and the Parent Guarantor is unaware of any facts which would form a reasonable basis for any such claim; (iv) there is no pending or, to the Parent Guarantor’s knowledge, threatened action, suit, proceeding or claim by any third party challenging the validity, scope or enforceability of any such Intellectual Property, and the Parent Guarantor is unaware of any facts that would form a reasonable basis for any such claim; (v) there is no pending or, to the Parent Guarantor’s knowledge, threatened action, suit, proceeding or claim by any third party that the Parent Guarantor or any subsidiary infringes or otherwise violates any patent, trademark, copyright, trade secret or other proprietary rights of any third party, and the Parent Guarantor is unaware of any facts which would form a reasonable basis for any such claim; and (vi) to the knowledge of the Parent Guarantor, there is no valid and subsisting patent or published patent application that would preclude any Guarantor, in any material respect, from practicing any such Intellectual Property.

(cc) The Parent Guarantor and its subsidiaries are (i) in compliance with any and all applicable laws and regulations relating to the protection of human health and safety, the environment or hazardous or toxic substances or wastes, pollutants or contaminants (“Environmental Laws”); (ii) have received and are in compliance with all permits, licenses or other approvals required of them under applicable Environmental Laws to conduct their respective businesses; and (iii) have not received notice of any actual or potential liability under any Environmental Law, except where such non-compliance with Environmental Laws, failure to receive required permits, licenses or other approvals, or liability would not, individually or in the aggregate, have a Material Adverse Effect, or except as set forth in or contemplated in the Pricing Disclosure Package and the Final Prospectus (exclusive of any amendment or supplement thereto). Except as set forth in the Pricing Disclosure Package and the Final Prospectus, neither the Parent Guarantor nor any of its subsidiaries has been named as a “potentially responsible party” under the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended.

(dd) Neither the Issuer nor the Parent Guarantor have issued and will not issue, without the prior consent of the Initial Purchaser, any press or other public announcement referring to the proposed issue of Securities unless such announcement adequately discloses that stabilizing action may take place in relation to the Securities.

(ee) The operations of the Parent Guarantor and its subsidiaries are and have been conducted at all times in compliance with applicable financial recordkeeping and reporting requirements of the Currency and Foreign Transactions Reporting Act of 1970, as amended, the money laundering statutes of all jurisdictions, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any governmental agency (collectively, the “Money Laundering Laws”) and no action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving the Parent Guarantor or any of its subsidiaries with respect to the Money Laundering Laws is pending or, to the best knowledge of the Issuer or the Parent Guarantor, threatened.

(ff) There has been no failure on the part of the Issuer, the Parent Guarantor and any of the Issuer’s or the Parent Guarantor’s directors or officers, in their capacities as such, to comply with any provision of the Sarbanes Oxley Act of 2002 and the rules and regulations promulgated in connection therewith (the “Sarbanes Oxley Act”), to the extent they may be applicable as of the date hereof, including Section 402 related to loans and Sections 302 and 906 related to certifications.

(gg) The Notes, the Indenture and the Registration Rights Agreement will conform in all material respects to the descriptions thereof in the Pricing Disclosure Package and the Final Prospectus.

(hh) None of the Parent Guarantor, any of its subsidiaries or, to the knowledge of the Issuer or the Parent Guarantor, any director, officer, agent, employee or Affiliate of the Parent Guarantor or any of its subsidiaries is currently subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury (“OFAC”); and the Issuer will not directly or indirectly use the proceeds of the offering of the Securities hereunder, or lend, contribute or otherwise make available such proceeds to any subsidiary, joint venture partner or other person or entity, for the purpose of financing the activities of any person currently subject to any U.S. sanctions administered by OFAC.

(ii) That the Final Prospectus will contain all of the information required by, and will comply with, Article 5 of the Prospectus Directive and the rules published by the Irish Stock Exchange in compliance with the Prospectus Directive and will be published in the form and within the time period required by Article 14 of the Prospectus Directive.

(jj) Neither the Parent Guarantor nor any of its subsidiaries has sustained since the date of the latest audited financial statements of the Parent Guarantor included in the Pricing Disclosure Package and the Final Prospectus any material loss or interference with its business from fire, explosion, flood or other calamity, whether or not covered by insurance, or from any labor dispute or court or governmental action, order or decree, otherwise than as set forth or contemplated in the Pricing Disclosure Package and the Final Prospectus; and, since the respective dates as of which information is given with respect to the Parent Guarantor in the Pricing Disclosure Package and the Final Prospectus, there has not been any change in the capital stock or long-term debt of the Parent Guarantor or any of its subsidiaries (other than Fibernet and its subsidiaries), or since the respective dates as of which information is given in the Final Prospectus with respect to Fibernet, there has not been any change in the capital stock or long-term debt of Fibernet or any of its subsidiaries, or any material adverse change, or any development involving a prospective material adverse change, in or affecting the general affairs, management, financial position, stockholders’ equity or results of operations of the Parent Guarantor and its subsidiaries, taken as a whole, otherwise than as set forth or contemplated in the Pricing Disclosure Package and the Final Prospectus.

Any certificate signed by any officer of the Issuer or the Parent Guarantor and delivered to the Initial Purchaser or to counsel for the Initial Purchaser in connection with the Offering shall be deemed a representation and warranty by the Issuer or the Parent Guarantor, as the case may be, as to matters covered thereby, to the Initial Purchaser.

2.    Purchase and Sale. Subject to the terms and conditions and in reliance upon the representations and warranties herein set forth, the Issuer agrees to sell to the Initial Purchaser, and the Initial Purchaser agrees to purchase from the Issuer £52.0 million principal amount of Notes at a purchase price of 97.75% of the sum of the aggregate principal amount thereof and the premium thereon.

3.    Delivery and Payment. Delivery of and payment for the Securities shall be made at 10:00 A.M., London time, on December 28, 2006, or at such time on such later date not more than three Business Days after the foregoing date as the Initial Purchaser shall designate, which date and time may be postponed by agreement between the Initial Purchaser and the Issuer (such date and time of delivery and payment for the Securities being herein called the “Closing Date”). Delivery of the Securities shall be made to the Initial Purchaser for the account of the Initial Purchaser against payment by the Initial Purchaser of the purchase price thereof to or upon the order of the Issuer by wire transfer payable in same-day funds to the account specified by the Issuer. Delivery of the Notes shall be made through the facilities of the Euroclear System and Clearstream Banking S.A., unless the Initial Purchaser shall otherwise instruct.

4.    Offering by Initial Purchaser. (a) The Initial Purchaser acknowledges that the Securities have not been and will not be registered under the Act and may not be offered or sold within the United States or to, or for the account or benefit of, U.S. persons, except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Act.

(b) The Initial Purchaser represents and warrants to and agrees with the Issuer that:

(i) it has not offered or sold, and will not offer or sell, any Securities within the United States or to, or for the account or benefit of, U.S. persons (x) as part of their distribution at any time or (y) otherwise until 40 days after the later of the commencement of the offering and the date of closing of the offering except:

(A) to those it reasonably believes to be “qualified institutional buyers” (as defined in Rule 144A under the Act) or

(B) in accordance with Rule 903 of Regulation S;

(ii) neither it nor any person acting on its behalf has made or will make offers or sales of the Securities in the United States by means of any form of general solicitation or general advertising (within the meaning of Regulation D) in the United States;

(iii) in connection with each sale pursuant to Section 4(b)(i)(A), it has taken or will take reasonable steps to ensure that the purchaser of such Securities is aware that such sale is being made in reliance on Rule 144A;

(iv) neither it, nor any of its Affiliates nor any person acting on its or their behalf has engaged or will engage in any directed selling efforts (within the meaning of Regulation S) with respect to the Securities;

(v) it has not entered and will not enter into any contractual arrangement with any distributor (within the meaning of Regulation S) with respect to the distribution of the Securities, except with its affiliates or with the prior written consent of the Issuer;

(vi) it and its Affiliates have complied and will comply with the offering restrictions requirement of Regulation S;

(vii) at or prior to the confirmation of sale of Securities (other than a sale of Securities pursuant to Section 4(b)(i)(A) of this Agreement), it shall have sent to each distributor, dealer or person receiving a selling concession, fee or other remuneration that purchases Securities from it during the distribution compliance period (within the meaning of Regulation S) a confirmation or notice to substantially the following effect:

“The Securities covered hereby have not been registered under the U.S. Securities Act of 1933 (the “Act”) and may not be offered or sold within the United States or to, or for the account or benefit of, U.S. persons (i) as part of their distribution at any time or (ii) otherwise until 40 days after the later of the commencement of the offering and the date of closing of the offering, except in either case in accordance with Regulation S or Rule 144A under the Act. Additional restrictions on the offer and sale of the Securities are described in the offering Prospectus for the Securities. Terms used in this paragraph have the meanings given to them by Regulation S.”

(viii) it has complied and will comply with all applicable provisions of the Financial Services and Markets Act of 2000 (the “FSMA”) with respect to anything done by it in relation to the Securities in, from or otherwise involving the United Kingdom;

(ix) it has only communicated or caused to be communicated and will only communicate or cause to be communicated any invitation or inducement to engage in investment activity (within the meaning of section 21 of the FSMA) received by it in connection with the issue or sale of any Securities, in circumstances in which section 21(1) of the FSMA does not apply to the Issuer or the Parent Guarantor;

(x) it acknowledges that additional restrictions on the offer and sale of the Securities are described in the Pricing Disclosure Package and the Final Prospectus;

(xi) it is an “accredited investor” (as defined in Rule 501(a) of Regulation D; and

(xii) it has not directly or indirectly, offered, sold, transferred or delivered, the Notes, whether at their initial distribution or at any time thereafter, and neither the Prospectus nor any other document in respect of the offering has been distributed or circulated, in the Netherlands other than to “professional market parties” within the meaning of the exemption regulation pursuant to the Dutch Banking Act (Vrijstellingsregeling Wtk 1992) (which includes, inter alia, banks, insurance companies, securities firms, collective investment undertakings and pension funds supervised in the Netherlands or exempted from supervision on the basis of Dutch legislation), provided that these parties acquire the Notes for their own account.

5.    Agreements. The Issuer and the Parent Guarantor agree with the Initial Purchaser that:

(a) The Issuer will furnish to the Initial Purchaser and to counsel for the Initial Purchaser, without charge, during the period referred to in paragraph (c) below, as many copies of the materials constituting the Pricing Disclosure Package and the Final Prospectus and any amendments and supplements thereto as they may reasonably request.

(b) (x) At the direction of the Issuer, the Initial Purchaser will prepare a final term sheet dated the date hereof, containing a description of the final terms of the Securities and the Offering, in the form and content approved by the Issuer (“Pricing Supplement”).

(y) Prior to the completion of the sale of the Securities by the Initial Purchaser, the Issuer will not amend or supplement the Pricing Disclosure Package or the Final Prospectus without the prior written consent of the Initial Purchaser, which consent shall not be unreasonably delayed.

(z) Before making, preparing, using, authorizing, approving or referring to any written communication concerning the Offering, the Issuer will furnish to the Initial Purchaser and counsel for the Initial Purchaser a copy of such written communication for review and will not make, prepare, use, authorize, approve or refer to any such written communication to which the Initial Purchaser reasonably objects.

(c) If at any time prior to the completion of the sale of the Securities by the Initial Purchaser (as determined by the Initial Purchaser), any event occurs as a result of which the Pricing Disclosure Package or the Final Prospectus, as then amended or supplemented, would include any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, or if it should be necessary to amend or supplement the Pricing Disclosure Package or the Final Prospectus to comply with applicable law, the Issuer will promptly (i) notify the Initial Purchaser of any such event; (ii) subject to the requirements of paragraph (b) of this Section 5, prepare an amendment or supplement that will correct such statement or omission or effect such compliance; and (iii) supply any supplemented or amended Pricing Disclosure Package or Final Prospectus (as the case may be) to the Initial Purchaser and counsel for the Initial Purchaser without charge in such quantities as they may reasonably request.

(d) The Issuer will arrange, if necessary, for the qualification of the Securities for sale by the Initial Purchaser under the laws of such jurisdictions as the Initial Purchaser may designate and will maintain such qualifications in effect so long as required for the sale of the Securities; provided that in no event shall the Issuer be obligated to qualify to do business in any jurisdiction where it is not now so qualified or to take any action that would subject it to service of process in suits or subject itself to taxation, other than those arising out of the offering or sale of the Securities, in any jurisdiction where it is not now so subject. The Issuer will promptly advise the Initial Purchaser of the receipt by the Issuer of any notification with respect to the suspension of the qualification of the Securities for sale in any jurisdiction or the initiation or threatening of any proceeding for such purpose.

(e) The Parent Guarantor will not, and will not permit any of its subsidiaries to, resell any Securities that have been acquired by any of them.

(f) None of the Issuer, its Affiliates, or any person acting on its or their behalf will, directly or indirectly, make offers or sales of any security, or solicit offers to buy any security, under circumstances that would require the registration of the Securities under the Act.

(g) None of the Issuer, its Affiliates, or any person acting on its or their behalf will engage in any form of general solicitation or general advertising (within the meaning of Regulation D) in connection with any offer or sale of the Securities in the United States.

(h) So long as the Securities are “restricted securities” within the meaning of Rule 144(a)(3) under the Act, the Issuer will, during any period in which it is not subject to and in compliance with Section 13 and 15(d) of the Exchange Act or not exempt from such reporting requirements pursuant to and in compliance with Rule 12g3-2(b) under the Exchange Act, provide to each holder of such restricted securities, and to each prospective purchaser (as designated by such holder) of such restricted securities, any information required to be provided by Rule 144A(d)(4) under the Act. This covenant is intended to be for the benefit of such holders and prospective purchasers from time to time of such restricted securities.

(i) None of the Issuer, its Affiliates, or any person acting on its or their behalf will engage in any directed selling efforts with respect to the Securities; and each of them will comply with the offering restrictions requirement of Regulation S. Terms used in this paragraph have the meanings given to them by Regulation S.

(j) The Issuer will cooperate with the Initial Purchaser and use its best efforts to permit the Notes to be eligible for clearance and settlement through the Euroclear System and Clearstream Banking S.A.

(k) The Parent Guarantor will not for a period of 90 days following the Execution Time, without the prior written consent of the Initial Purchaser, offer, sell or contract to sell, or otherwise dispose of (or enter into any transaction which is designed to, or might reasonably be expected to, result in the disposition (whether by actual disposition or effective economic disposition due to cash settlement or otherwise) by the Parent Guarantor or any subsidiary of the Parent Guarantor), directly or indirectly, or announce the offering of, any debt securities issued or guaranteed by the Parent Guarantor (other than the Securities and as required by the Registration Rights Agreement).

(l) Neither the Parent Guarantor nor the Issuer will take, directly or indirectly, any action designed to or which has constituted or which might reasonably be expected to cause or result, under the Exchange Act or otherwise, in stabilization or manipulation of the price of any security of the Issuer to facilitate the sale or resale of the Securities.

(m) The Parent Guarantor agrees to pay the costs and expenses relating to the following matters: (i) the preparation of the Supplemental Indenture and the Registration Rights Agreement, the issuance of the Securities and the fees of the Trustee; (ii) the preparation, printing or reproduction of the Preliminary Prospectus, the materials constituting the Pricing Disclosure Package and the Final Prospectus and each amendment or supplement to either of them; (iii) the printing (or reproduction) and delivery (including postage, air freight charges and charges for counting and packaging) of such copies of the Preliminary Prospectus, the materials constituting the Pricing Disclosure Package and the Final Prospectus, and all amendments or supplements to either of them, as may, in each case, be reasonably requested for use in connection with the offering and sale of the Securities; (iv) the preparation, printing, authentication, issuance and delivery of certificates for the Securities; (v) any stamp or transfer taxes in connection with the original issuance and sale of the Securities; (vi) the printing (or reproduction) and delivery of this Agreement, any blue sky memorandum and all other agreements or documents printed (or reproduced) and delivered in connection with the offering of the Securities; (vii) any registration or qualification of the Securities for offer and sale under the securities or blue sky laws of the several states and any other jurisdictions specified pursuant to Section 5(d) (including filing fees and the reasonable fees and expenses of counsel for the Initial Purchaser relating to such registration and qualification); (viii) the transportation and other expenses incurred by or on behalf of Issuer representatives in connection with presentations to prospective purchasers of the Securities; (ix) the fees and expenses of the Issuer’s accountants and the fees and expenses of counsel (including local and special counsel) for the Issuer; and (x) all other costs and expenses incident to the performance by the Issuer of its obligations hereunder. It is understood that the Parent Guarantor will pay all of the reasonable out-of-pocket expenses, including the reasonable fees and expenses of their counsel; provided, however, that the Parent Guarantor will only pay for 50% of the legal fees and expenses in excess of $225,000 incurred by the Initial Purchaser.

(n) The Issuer will, for a period of twelve months following the Execution Time, furnish to the Initial Purchaser all reports or other communications (financial or other) generally made available to holders of the Securities, and deliver such reports and communications to the Initial Purchaser as soon as they are available, unless such documents are furnished to or filed with the Commission or any securities exchange on which any class of securities of the Issuer is listed and generally made available to the public.

(o) The Issuer will comply with all applicable securities and corporate governance laws, rules and regulations, including, without limitation, the Sarbanes Oxley Act, and use its best efforts to cause the Issuer’s directors and officers, in their capacities as such, to comply with such laws, rules and regulations, including, without limitation, the provisions of the Sarbanes Oxley Act.

(p) The Issuer will not take any action or omit to take any action (such as issuing any press release relating to any Securities without an appropriate legend) which may result in the loss by the Initial Purchaser of the ability to rely on any stabilization safe harbor provided by the Financial Services Authority under the FSMA.

(q) The board of directors of the Parent Guarantor will enter into the Share Purchase Agreement and will do all other necessary or advisable corporate action to consummate the Acquisition and will adopt resolutions required to effectuate the whitewash procedures, in each case, on the Closing Date.

6.    Conditions to the Obligations of the Initial Purchaser. The obligations of the Initial Purchaser to purchase the Securities shall be subject to the accuracy of the representations and warranties of the Issuer and the Parent Guarantor contained herein at the Execution Time and the Closing Date, to the accuracy of the statements of the Issuer and the Parent Guarantor made in any certificates pursuant to the provisions hereof, to the performance by each of the Issuer and the Parent Guarantor of its respective obligations hereunder and to the following additional conditions:

(a) The Issuer shall have requested and caused (i) Latham & Watkins, counsel for the Issuer, to furnish to the Initial Purchaser its opinions, dated the Closing Date and addressed to the Initial Purchaser in the form set forth in Exhibits A and B hereto and (ii) Bernard Keogh, Regional General Counsel for the Parent Guarantor, to furnish to the Initial Purchaser his opinion, dated the Closing Date and addressed to the Initial Purchaser in the form set forth in Exhibit C hereto.

(b) The Initial Purchaser shall have received from Cahill Gordon & Reindel LLP, counsel for the Initial Purchaser, such opinion or opinions, dated the Closing Date and addressed to the Initial Purchaser, with respect to the issuance and sale of the Securities, the Supplemental Indenture, the Registration Rights Agreement, the Pricing Disclosure Package, Final Prospectus (as amended or supplemented at the Closing Date) and other related matters as the Initial Purchaser may reasonably require, and the Issuer shall have furnished to such counsel such documents as they request for the purpose of enabling them to pass upon such matters.

(c) The Issuer shall have furnished to the Initial Purchaser a certificate of the Issuer, signed by (x) Phil Metcalf and (y) Bernard Keogh, dated the Closing Date, to the effect that the signers of such certificate have carefully examined the Pricing Disclosure Package and the Final Prospectus, any amendment or supplement to the Pricing Disclosure Package and the Final Prospectus and this Agreement and that:

(i) the representations and warranties of the Issuer in this Agreement are true and correct on and as of the Closing Date with the same effect as if made on the Closing Date, and the Issuer has complied with all the agreements and satisfied all the conditions on its part to be performed or satisfied hereunder at or prior to the Closing Date; and

(ii) since the date of the most recent financial statements of the Parent Guarantor included in the Pricing Disclosure Package and the Final Prospectus (in each case exclusive of any amendment or supplement thereto), there has been no material adverse change in the condition (financial or otherwise), prospects, earnings, business or properties of the Issuer, whether or not arising from transactions in the ordinary course of business, except as set forth in or contemplated in the Pricing Disclosure Package and the Final Prospectus (in each case exclusive of any amendment or supplement thereto).

(d) The Parent Guarantor shall have furnished to the Initial Purchaser a certificate of the Parent Guarantor, signed by (x) Phil Metcalf and (y) Bernard Keogh, dated the Closing Date, to the effect that the signers of such certificate have carefully examined the Pricing Disclosure Package and the Final Prospectus, any amendment or supplement to the Pricing Disclosure Package and the Final Prospectus and this Agreement and that:

(i) the representations and warranties of the Parent Guarantor in this Agreement are true and correct on and as of the Closing Date with the same effect as if made on the Closing Date, and the Parent Guarantor has complied with all the agreements and satisfied all the conditions on its part to be performed or satisfied hereunder at or prior to the Closing Date; and

(ii) since the date of the most recent financial statements of the Parent Guarantor included in the Pricing Disclosure Package and the Final Prospectus and the date of the most recent financial statements of Fibernet included in the Pricing Disclosure Package and the Final Prospectus (in each case exclusive of any amendment or supplement thereto), there has been no material adverse change in the condition (financial or otherwise), prospects, earnings, business or properties of the Parent Guarantor and its subsidiaries, taken as a whole, whether or not arising from transactions in the ordinary course of business, except as set forth in or contemplated in the Pricing Disclosure Package and the Final Prospectus (exclusive of any amendment or supplement thereto).

All references in these Sections 6(c) and 6(d) to the Pricing Disclosure Package or the Final Prospectus include any amendment or supplement thereto at the date of the applicable letter.

(e) At the Execution Time and at the Closing Date, the Parent Guarantor shall have requested and caused each of Ernst & Young LLP and Deloitte & Touche LLP to furnish to the Initial Purchaser comfort letters, dated respectively as of the Execution Time and as of the Closing Date, in form and substance satisfactory to the Initial Purchaser.

(f) Subsequent to the Execution Time or, if earlier, the dates as of which information is given in the Pricing Disclosure Package and the Final Prospectus (in each case exclusive of any amendment or supplement thereto), there shall not have been (i) any change or decrease specified in the letter or letters referred to in paragraph (e) of this Section 6; or (ii) any change, or any development involving a prospective change, in or affecting the condition (financial or otherwise), prospects, earnings, business or properties of the Parent Guarantor and its subsidiaries taken as a whole, whether or not arising from transactions in the ordinary course of business, except as set forth in or contemplated in the Pricing Disclosure Package and the Final Prospectus (in each case exclusive of any amendment or supplement thereto), the effect of which, in any case referred to in clause (i) or (ii) above, is, in the sole judgment of the Initial Purchaser, so material and adverse as to make it impractical or inadvisable to proceed with the offering or delivery of the Securities as contemplated in the Pricing Disclosure Package and the Final Prospectus (in each case exclusive of any amendment or supplement thereto).

(g) The Notes shall be eligible for clearance and settlement through the Euroclear System and Clearstream Banking S.A.

(h) Prior to the Closing Date, the Issuer shall have furnished to the Initial Purchaser such further information, certificates and documents as the Initial Purchaser may reasonably request.

(i) The board of directors of each of the Parent Guarantor and Fibernet shall have completed all necessary or advisable corporate actions related to the consummation of the Acquisition (including the completion of whitewash procedures and any other corporate action necessary to facilitate the Acquisition) save for the adoption of the board resolutions of the Parent Guarantor relating to the whitewash procedures and the execution of the Share Purchase Agreement.

(j) On or after the date hereof (i) no downgrading shall have occurred in the rating accorded the debt securities of either the Issuer, the Parent Guarantor or Global Crossing Limited by any “nationally recognized statistical rating organization,” as that term is defined by the Commission for purposes of Rule 436(g)(2) under the Act, and (ii) no such organization shall have publicly announced that it has under surveillance or review, with possible negative implications, its rating of any of the debt securities of the Issuer, the Parent Guarantor or Global Crossing Limited.

(k) There shall be no existing breach or default or Event of Default by the Issuer or Parent Guarantor under the Indenture or any notes issued thereunder.

(l) On or before the Closing Date, the Issuer and the Parent Guarantor shall have furnished to the Initial Purchaser and counsel for the Initial Purchaser such further documents, certificates, letters and schedules or instruments, including one or more certificates of the Issuer and the Parent Guarantor relating to the business, corporate, legal and financial affairs of the Issuer and the Parent Guarantor, as as they shall have heretofore reasonably requested from the Parent Guarantor.

If any of the conditions specified in this Section 6 shall not have been fulfilled when and as provided in this Agreement, or if any of the opinions and certificates mentioned above or elsewhere in this Agreement shall not be reasonably satisfactory in form and substance to the Initial Purchaser and counsel for the Initial Purchaser, this Agreement and all obligations of the Initial Purchaser hereunder may be cancelled at, or at any time prior to, the Closing Date by the Initial Purchaser. Notice of such cancellation shall be given to the Issuer in writing or by facsimile confirmed in writing.

The documents required to be delivered by this Section 6 will be delivered at the office of counsel for the Initial Purchaser, at Augustine House, 6A Austin Friars, London EC2N 2HA, on the Closing Date.

7.    Reimbursement of Expenses. If the sale of the Securities provided for herein is not consummated because any condition to the obligations of the Initial Purchaser set forth in Section 6 hereof is not satisfied, because of any termination pursuant to Section 10 hereof or because of any refusal, inability or failure on the part of the Issuer to perform any agreement herein or comply with any provision hereof other than by reason of a default by the Initial Purchaser, the Issuer or Parent Guarantor will reimburse the Initial Purchaser severally through ABN AMRO Bank N.V. on demand for all expenses (including reasonable fees and disbursements of counsel) that shall have been incurred by them in connection with the proposed purchase and sale of the Securities.

8.    Indemnification and Contribution. (a) Each of the Issuer and the Parent Guarantor agree to indemnify and hold harmless the Initial Purchaser, the directors, officers, employees, Affiliates and agents of the Initial Purchaser and each person who controls the Initial Purchaser within the meaning of either the Act or the Exchange Act against any and all losses, claims, damages or liabilities to which they or any of them may become subject under the Act, the Exchange Act or other U.S. federal or state statutory law or regulation, at common law or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon any untrue statement or alleged untrue statement of a material fact contained in the Preliminary Prospectus, the Pricing Disclosure Package, the Final Prospectus, or any other written information used by or on behalf and at the direction of the Issuer in connection with the offer or sale of the Securities, (or in any amendment or supplement thereto) or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, and agrees to reimburse each such indemnified party, as incurred, for any legal or other expenses reasonably incurred by it in connection with investigating or defending any such loss, claim, damage, liability or action; provided, however, that neither the Issuer nor the Parent Guarantor will be liable in any such case to the extent that any such loss, claim, damage or liability arises out of, or is based upon any such untrue statement or alleged untrue statement or omission or alleged omission made in the Preliminary Prospectus, the Pricing Disclosure Package, the Final Prospectus, or any other written information used by or on behalf of the Issuer in connection with the offer or sale of the Securities, (or in any amendment thereof or supplement thereto) in reliance upon and in conformity with written information furnished to the Issuer by or on behalf of the Initial Purchaser specifically for inclusion therein. This indemnity agreement will be in addition to any liability that the Issuer or the Parent Guarantor may otherwise have.

(b) The Initial Purchaser agrees to indemnify and hold harmless the Issuer and the Parent Guarantor, each of their respective directors, officers, and each person who controls the Issuer or the Parent Guarantor within the meaning of either the Act or the Exchange Act, to the same extent as the foregoing indemnity from the Issuer and the Parent Guarantor to the Initial Purchaser, but only with reference to written information relating to such Initial Purchaser furnished to the Issuer or the Parent Guarantor by or on behalf of such Initial Purchaser through the Initial Purchaser specifically for inclusion in the Preliminary Prospectus, the Pricing Disclosure Package or the Final Prospectus or in any amendment or supplement thereto. This indemnity agreement will be in addition to any liability that the Initial Purchaser may otherwise have. The Issuer acknowledges that (i) the statements set forth in the first full paragraph on page (ii) paragraph and (ii), under the heading “Plan of Distribution,” the twelfth paragraph in the Preliminary Prospectus and the twelfth paragraph in the Final Prospectus constitute the only information furnished in writing by or on behalf of the Initial Purchaser for inclusion in the Preliminary Prospectus, the Pricing Disclosure Package and the Final Prospectus or in any amendment or supplement thereto.

(c) Promptly after receipt by an indemnified party under this Section 8 of notice of the commencement of any action, such indemnified party will, if a claim in respect thereof is to be made against the indemnifying party under this Section 8, notify the indemnifying party in writing of the commencement thereof; but the failure so to notify the indemnifying party (i) will not relieve it from liability under paragraph (a) or (b) above unless and to the extent it did not otherwise learn of such action and such failure results in the forfeiture by the indemnifying party of substantial rights and defenses and (ii) will not, in any event, relieve the indemnifying party from any obligations to any indemnified party other than the indemnification obligation provided in paragraph (a) or (b) above. The indemnifying party shall be entitled to appoint counsel (including local counsel) of the indemnifying party’s choice at the indemnifying party’s expense to represent the indemnified party in any action for which indemnification is sought (in which case the indemnifying party shall not thereafter be responsible for the fees and expenses of any separate counsel, other than local counsel if not appointed by the indemnifying party, retained by the indemnified party or parties except as set forth below); provided, however, that such counsel shall be satisfactory to the indemnified party. Notwithstanding the indemnifying party’s election to appoint counsel (including local counsel) to represent the indemnified party in an action, the indemnified party shall have the right to employ separate counsel (including local counsel), and the indemnifying party shall bear the reasonable fees, costs and expenses of such separate counsel if (i) the use of counsel chosen by the indemnifying party to represent the indemnified party would present such counsel with a conflict of interest; (ii) the actual or potential defendants in, or targets of, any such action include both the indemnified party and the indemnifying party and the indemnified party shall have reasonably concluded that there may be legal defenses available to it and/or other indemnified parties that are different from or additional to those available to the indemnifying party; (iii) the indemnifying party shall not have employed counsel satisfactory to the indemnified party to represent the indemnified party within a reasonable time after notice of the institution of such action; or (iv) the indemnifying party shall authorize the indemnified party to employ separate counsel at the expense of the indemnifying party. An indemnifying party will not, without the prior written consent of the indemnified parties, settle, compromise or consent to the entry of any judgment with respect to any pending or threatened claim, action, suit or proceeding in respect of which indemnification or contribution may be sought hereunder (whether or not the indemnified parties are actual or potential parties to such claim or action) unless such settlement, compromise or consent includes an unconditional release of each indemnified party from all liability arising out of such claim, action, suit or proceeding.

(d) In the event that the indemnity provided in paragraph (a) or (b) of this Section 8 is unavailable to or insufficient to hold harmless an indemnified party for any reason, the Issuer, the Parent Guarantor and the Initial Purchaser severally agree to contribute to the aggregate losses, claims, damages and liabilities (including legal or other expenses reasonably incurred in connection with investigating or defending any loss, claim, damage, liability or action) (collectively “Losses”) to which the Issuer, the Parent Guarantor and one or more of the Initial Purchaser may be subject in such proportion as is appropriate to reflect the relative benefits received by the Issuer and the Parent Guarantor on the one hand and by the Initial Purchaser on the other from the offering of the Securities; provided, however, that in no case shall the Initial Purchaser be responsible for any amount in excess of the purchase discount or commission applicable to the Securities purchased by such Initial Purchaser hereunder. If the allocation provided by the immediately preceding sentence is unavailable for any reason, the Issuer, the Parent Guarantor and the Initial Purchaser severally shall contribute in such proportion as is appropriate to reflect not only such relative benefits but also the relative fault of the Issuer and the Parent Guarantor on the one hand and the Initial Purchaser on the other in connection with the statements or omissions that resulted in such Losses, as well as any other relevant equitable considerations. Benefits received by the Issuer and the Parent Guarantor shall be deemed to be equal to the total net proceeds from the offering (before deducting expenses) received by it, and benefits received by the Initial Purchaser shall be deemed to be equal to the total purchase discounts and commissions. Relative fault shall be determined by reference to, among other things, whether any untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information provided by the Issuer on the one hand or the Initial Purchaser on the other, the intent of the parties and their relative knowledge, access to information and opportunity to correct or prevent such untrue statement or omission. The Issuer, the Parent Guarantor and the Initial Purchaser agree that it would not be just and equitable if contribution were determined by pro rata allocation or any other method of allocation that does not take account of the equitable considerations referred to above. Notwithstanding the provisions of this paragraph (d), no person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation. For purposes of this Section 8, each person who controls an Initial Purchaser within the meaning of either the Act or the Exchange Act and each director, officer, employee, Affiliate and agent of an Initial Purchaser shall have the same rights to contribution as such Initial Purchaser, and each person who controls the Issuer within the meaning of either the Act or the Exchange Act and each officer and director of the Issuer and the Parent Guarantor shall have the same rights to contribution as the Issuer and the Parent Guarantor, subject in each case to the applicable terms and conditions of this paragraph (d).

9.    [Reserved]

10.    Termination. This Agreement shall be subject to termination in the absolute discretion of the Initial Purchaser, by notice given to the Issuer prior to delivery of and payment for the Securities, if at any time prior to such time (i) trading in securities on the New York Stock Exchange or the London Stock Exchange shall have been suspended or limited or minimum prices shall have been established on either of such exchanges; (ii) a banking moratorium shall have been declared either by U.S. federal or New York State authorities or a material disruption in commercial banking or securities settlement or clearance services in the United States; or (iii) there shall have occurred any outbreak or escalation of hostilities, declaration by the United States of a national emergency or war or other calamity or crisis the effect of which on financial markets is such as to make it, in the sole judgment of the Initial Purchaser, impractical or inadvisable to proceed with the offering or delivery of the Securities as contemplated in the Pricing Disclosure Package and the Final Prospectus (exclusive of any amendment or supplement thereto).

11.    Representations and Indemnities to Survive. The respective agreements, representations, warranties, indemnities and other statements of the Issuer and the Parent Guarantor or their respective officers and of the Initial Purchaser set forth in or made pursuant to this Agreement will remain in full force and effect, regardless of any investigation made by or on behalf of the Initial Purchaser or the Issuer or the Parent Guarantor or any of the indemnified persons referred to in Section 8 hereof, and will survive delivery of and payment for the Securities. The provisions of Sections 7 and 8 hereof shall survive the termination or cancellation of this Agreement.

12.    Notices. All communications hereunder will be in writing and effective only on receipt, and, if sent to the Initial Purchaser, will be mailed, delivered or telefaxed to ABN AMRO Bank N.V., 250 Bishopsgate, London EC2M 4AA, United Kingdom, Attention: GM Legal, Telefax: +44 207 678 6484; or, if sent to the Issuer, will be mailed, delivered or telefaxed to it at 1 London Bridge, London SE1 9BG, United Kingdom, Attention: General Counsel.

13.    Successors. This Agreement will inure to the benefit of and be binding upon the parties hereto and their respective successors and the indemnified persons referred to in Section 8 hereof and their respective successors, and, except as expressly set forth in Section 5(h) hereof, no other person will have any right or obligation hereunder.

14.    Jurisdiction. Each of the Issuer and the Parent Guarantor agrees that any suit, action or proceeding against it brought by the Initial Purchaser, the directors, officers, employees, Affiliates and agents of the Initial Purchaser, or by any person who controls the Initial Purchaser, arising out of or based upon this Agreement or the transactions contemplated hereby may be instituted in any State or U.S. federal court in The City of New York and County of New York, and waives any objection which it may now or hereafter have to the laying of venue of any such proceeding, and irrevocably submits to the non-exclusive jurisdiction of such courts in any suit, action or proceeding. Each of the Issuer and the Parent Guarantor have appointed Corporation Services Company, 1133 Avenue of the Americas, Suite 3100, New York, New York 10036, (and any successor entity) as its authorized agent (the “Authorized Agent”) upon whom process may be served in any suit, action or proceeding arising out of or based upon this Agreement or the transactions contemplated herein that may be instituted in any State or U.S. federal court in The City of New York and County of New York, by the Initial Purchaser, the directors, officers, employees, Affiliates and agents of the Initial Purchaser, or by any person who controls the Initial Purchaser, and expressly accepts the non-exclusive jurisdiction of any such court in respect of any such suit, action or proceeding. Each of the Issuer and the Parent Guarantor hereby represents and warrants that the Authorized Agent has accepted such appointment and has agreed to act as said agent for service of process, and the Issuer and the Parent Guarantor agree to take any and all action, including the filing of any and all documents that may be necessary to continue such appointment in full force and effect as aforesaid. Service of process upon the Authorized Agent shall be deemed, in every respect, effective service of process upon the Issuer or the Parent Guarantor, respectively. Notwithstanding the foregoing, any action arising out of or based upon this Agreement may be instituted by the Initial Purchaser, the directors, officers, employees, Affiliates and agents of the Initial Purchaser, or by any person who controls the Initial Purchaser, in any court of competent jurisdiction in the United Kingdom. The parties hereto each hereby waive any right to trial by jury in any action, proceeding or counterclaim arising out of or relating to this Agreement.

15.    Applicable Law. This Agreement will be governed by and construed in accordance with the laws of the State of New York applicable to contracts made and to be performed within the State of New York.

16.    Currency. Each reference in this Agreement to British pounds (the “relevant currency”), including by use of the symbol “£”, is of the essence, and not to an equivalent amount in a different currency. To the fullest extent permitted by law, the obligation of the Issuer in respect of any amount due under this Agreement will, notwithstanding any payment in any other currency (whether pursuant to a judgment or otherwise), be discharged only to the extent of the amount in the relevant currency that the party entitled to receive such payment may, in accordance with its normal procedures, purchase with the sum paid in such other currency (after any premium and costs of exchange) on the Business Day immediately following the day on which such party receives such payment. If the amount in the relevant currency that may be so purchased for any reason falls short of the amount originally due, the Issuer will pay such additional amounts, in the relevant currency, as may be necessary to compensate for the shortfall. Any obligation of the Issuer not discharged by such payment will, to the fullest extent permitted by applicable law, be due as a separate and independent obligation and, until discharged as provided herein, will continue in full force and effect.

17.    Waiver of Immunity. To the extent that the Issuer or the Parent Guarantor, as applicable, has or hereafter may acquire any immunity (sovereign or otherwise) from any legal action, suit or proceeding, from jurisdiction of any court or from set-off or any legal process (whether service or notice, attachment in aid or otherwise) with respect to itself or any of its property, the Issuer or the Parent Guarantor, as applicable, hereby irrevocably waives and agrees not to plead or claim such immunity in respect of its obligations under this Agreement.

18.    Waiver of Tax Confidentiality. Notwithstanding anything herein to the contrary, purchasers of the Securities (and each employee, representative or other agent of the Issuer) may disclose to any and all persons, without limitation of any kind, the U.S. tax treatment and U.S. tax structure of any transaction contemplated herein and all materials of any kind (including opinions or other tax analyses) that are provided to the purchasers of the Securities relating to such U.S. tax treatment and U.S tax structure, other than any information for which non-disclosure is reasonably necessary in order to comply with applicable securities laws.

19.    Counterparts. This Agreement may be signed in one or more counterparts (including by facsimile or electronic transmission), each of which shall constitute an original and all of which together shall constitute one and the same agreement.

20.    Headings. The section headings used herein are for convenience only and shall not affect the construction hereof.

21.    Stabilization. In connection with the issue of the Securities, the Stabilising Manager (or persons acting on behalf of the Stabilising Manager) may over-allot Securities (provided that the aggregate principal amount of Securities allotted does not exceed 105% of the aggregate principal amount of the Securities) or effect transactions with a view to supporting the price of the Securities at a level higher than that which might otherwise prevail. However, there is no assurance that the Stabilising Manager (or persons acting on behalf of the Stabilising Manager) will undertake stabilization action. Any stabilization action may begin on or after the date on which adequate public disclosure of the terms of the Securities is made and, if begun, may be ended at any time, but it must end no later than the earlier of 30 days after the issue date of the Securities and 60 days after the date of the allotment of the Securities. Such stabilization shall be conducted in accordance with all applicable laws and rules. Any loss or profit sustained as a consequence of any such over-allotment or stabilization shall be for the account of the Stabilising Manager. The Initial Purchaser acknowledges that the Issuer has not authorized the creation and issue of Securities in excess of £52.0 million in aggregate principal amount.

22.    Definitions. The terms that follow, when used in this Agreement, shall have the meanings indicated.

“Act” shall mean the U.S. Securities Act of 1933, as amended, and the rules and regulations of the Commission promulgated thereunder.

“Additional Security Agreements” shall mean, collectively, (i) the debenture between Fibernet Group Limited, Fibernet Limited and Fibernet UK Limited as chargors in favor of The Bank of New York as collateral agent, to be dated as of December 28, 2006 and (ii) the assignment of contracts by the Issuer as assignor in favor of the The Bank of New York as collateral agent, to be dated as of December 28, 2006.

“Affiliate” shall have the meaning specified in Rule 501(b) of Regulation D; provided, however, that Singapore Technologies Telemedia Pte Ltd and its direct and indirect subsidiaries (other than Global Crossing

Limited and its direct and indirect subsidiaries) shall not be considered Affiliates of the Issuer or the Parent Guarantor for purposes of this Agreement.

“Business Day” shall mean any day other than a Saturday, a Sunday or a legal holiday or a day on which banking institutions or trust companies are authorized or obligated by law to close in The City of New York or London.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Collateral Agent” shall mean The Bank of New York.

“Commission” shall mean the Securities and Exchange Commission.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Commission promulgated thereunder.

“Execution Time” shall mean the date and time that this Agreement is executed and delivered by the parties hereto.

“Existing Security Agreements” shall mean, collectively:

(1) the debenture, to be dated the Execution Time, among the Issuer, the Parent Guarantor and the Trustee;

(2) the Intercreditor Agreement; and

(3) all other securing agreements, mortgage, deeds of trust, pledges, collateral assignments and other agreements or instruments evidencing or creating any security in favor of the Trustee and any holder of the Notes in any or all of the Collateral.

“Intercreditor Agreement” shall mean the Intercreditor Agreement dated as of December 23, 2004, among the Trustee and the hedge party named therein.

“Investment Company Act” shall mean the Investment Company Act of 1940, as amended, and the rules and regulations of the Commission promulgated thereunder.

“Issuer Written Information” shall mean any writings in addition to the Preliminary Prospectus that the parties expressly agree in writing to treat as part of the Pricing Disclosure Package. Such writings are included herein as Annex I.

“NASD” shall mean the National Association of Securities Dealers, Inc.

“Pricing Disclosure Package” shall mean (i) the Preliminary Prospectus, as amended or supplemented at the Execution Time, (ii) the Pricing Supplement and (iii) any Issuer Written Information.

“Pricing Supplement” shall have the meaning ascribed thereto in Section 5(b) hereof: included herein as Annex II.

“Regulation D” shall mean Regulation D under the Act.

“Regulation S” shall mean Regulation S under the Act.

“Stabilising Manager” shall mean ABN AMRO Bank N.V.

“Trust Indenture Act” shall mean the U.S. Trust Indenture Act of 1939, as amended, and the rules and regulations of the Commission promulgated thereunder.

If the foregoing is in accordance with your understanding of our agreement, please sign and return to us the enclosed duplicate hereof, whereupon this letter and your acceptance shall represent a binding agreement between the Issuer and the several Initial Purchaser.

Very truly yours,

GLOBAL CROSSING (UK) FINANCE PLC

By:	/s/ Bernard Keogh
Name: Bernard Keogh
Title: Director

GLOBAL CROSSING (UK) TELECOMMUNICATIONS LIMITED

By:	/s/ Bernard Keogh
Name: Bernard Keogh
Title: Director

December 20, 2006

The foregoing Agreement is hereby

confirmed and accepted as of the

date first above written.

ABN AMRO Bank N.V.

By:	/s/ Jacqueline Steven
Name: Jacqueline Steven
Title: Authorized Signatory

By:	/s/ Denis Viskovich
Name: Denis Viskovich
Title: Authorized Signatory

December 20, 2006

Exhibit A

FORM OF OPINION OF ENGLISH

COUNSEL TO THE ISSUER

(a) each of the Opinion Parties is a company duly incorporated (with limited liability) and validly existing under the laws of England and Wales, with the requisite corporate power to execute, deliver and perform its obligations expressed in the Transaction Documents to which it is a party; and that each of the Opinion Parties has full corporate power and authority to own or lease, as the case may be, and to operate its properties and conduct its business as described in the Final Prospectus;

(b) each Opinion Party has the necessary power and has taken all corporate action required to authorise the execution, delivery and performance of its obligations expressed in the Transaction Documents to which it is a party; and all the allotted and issued shares in the capital of each Opinion Party have been duly authorised and validly allotted and issued and are recorded in the relevant company’s records as fully paid;

(c) each Opinion Party has duly and validly executed and delivered the Transaction Documents to which it is a party;

(d) the obligations expressed to be assumed by each Opinion Party in the Debenture and the Additional Debenture constitute its legal, valid, binding and enforceable obligations;

(e) each of the Debenture and the Additional Debenture creates valid security interests in the property over which it purports to create security;

(f) other than as referred to in paragraph [    ](m) below, no further acts, conditions or things are required by English law (including without limitation any filing, registration or recording in any public place or elsewhere in England) to be done, fulfilled or performed in relation to the Transaction Documents and no approvals, consents, licenses or authorisations of any governmental, judicial or public bodies or authorities in England are required in order to enable each Opinion Party and the Trustee lawfully to enter into, execute, deliver, enforce or exercise its rights under and perform the obligations expressed to be assumed by it in the Transaction Documents to which it was a party;

(g) the execution and delivery by each Opinion Party of the Transaction Documents to which it is a party does not and will not result in any violation by such Opinion Party of any term of its respective memorandum or articles of association or of any law or regulation having the force of law in England and applicable to such Opinion Party;

(h) the choice of the law of the State of New York to govern the US Documents will be upheld as a valid choice of law, and the law of the State of New York will, accordingly, be recognised, upheld and given effect to by the courts of England if any proceedings in respect of any of the US Documents are brought in England and Wales; and the submission by each Opinion Party to the non exclusive jurisdiction of the State of New York courts in the US Documents other than the Notes, in which there is no submission to jurisdiction, is valid and binding on such respective Opinion Party;

(i) the choice of English law as the governing law of the Debenture and the Additional Debenture is valid and binding on each of the relevant Opinion Parties thereto;

(j) excluding any judgment or order to which Council Regulations (EC) No 44/2001 of 22 December 2001 and/or the Brussels Convention on Jurisdiction in Civil and Commercial Matters of 1968 and/or the Lugano Convention on Jurisdiction and the Enforcement of Judgments in Civil and Commercial Matters of 1988 (together the “Conventions”) apply (in which case a judgment or order may be enforced by registration as if it were a judgment or order of the English court), a final and conclusive judgment rendered by a court of a foreign country has no direct operation in England but may be enforceable by action or counterclaim for the amount due under such judgment without a substantive re-examination of the merits of such judgment or, in certain circumstances, registration (where applicable) or be recognised by the English courts as a defence to an action or as conclusive of an issue in an action provided that:

(i) the foreign court was duly invested with jurisdiction under all applicable foreign laws and had jurisdiction under English conflict of laws rules;

(ii) it was for a debt or a definite sums of money (not being of a revenue or penal nature);

(iii) the matter had not previously been determined by an English court;

(iv) the judgment had not been obtained by fraud or in a manner opposed to natural justice;

(v)	the recognition or enforcement thereof is not contrary to public policy or the judgment was not based on a rule of law specified by the Secretary of State or being concerned with restrictive trade practices or to Section 5 of the Protection of Trading Interest Act 1980;

(vi) the enforcement thereof would involve the enforcement of foreign revenue or penal or other public laws;

(vii) the recognition or enforcement thereof is not contrary to the Administration of Justice Act 1920 or the Foreign Judgments (Reciprocal Enforcements) Act 1933 or the Conventions or the Civil Jurisdiction and Judgments Act 1982 (as amended) or the Civil Jurisdiction and Judgments Act 1991, to the extent applicable;

(viii) the claim is not barred under the relevant limitation period applicable under English law (or any applicable rules or conflicts of law);

(ix) the judgment is not for multiple damages; or

(x) the matter in dispute before the court is not the subject of a prior enforceable judgment;

(k) it is not necessary for the execution, delivery or enforcement by the Trustee of its rights under the Debenture and the Additional Debenture that the Trustee be licensed, qualified or otherwise entitled to carry on business in England and Wales. The Trustee will not be deemed to be resident, domiciled, carrying on business or subject to taxation in England and Wales by reason only of the execution, delivery or enforcement of the Debenture and the Additional Debenture other than as referred to in paragraph [    ](m) below;

(l) the statements in the Final Prospectus under the caption “Tax Considerations—UK Taxation”, insofar as such statements relate to provisions of United Kingdom tax laws described therein and subject to the limitations set forth therein, fairly summarize the matters referred to therein in all material respects;

(m) no United Kingdom stamp duty, reserve tax or stamp duty land tax is payable in connection with the execution and delivery (where appropriate) or performance of the Debenture and the Additional Debenture other than: stamp duty on any transfer of shares in the Issuer following any default, enforcement (or otherwise) under or pursuant to the Debenture and the Additional Debenture, and following any default, enforcement (or otherwise) under or pursuant to the Debenture and the Additional Debenture a liability to stamp duty reserve tax in respect of any agreement to transfer shares in the Issuer for consideration to the Trustee (which liability for stamp duty reserve tax would be cancelled if a transfer of such shares had been duly stamped within six years of such agreement), and stamp duty land tax on any dealings (following any default, enforcement (or otherwise) under or pursuant to the Debenture and the Additional Debenture) in the United Kingdom land that had been subject to registration at the Land Charges Registry or HM Land Registry, as appropriate;

(n) no stamp or other issuance or transfer taxes or duties are payable by or on behalf of the Initial Purchaser to the United Kingdom or to any political subdivision or taxing authority thereof or therein in connection with the sale and delivery by the Issuer of the Notes and the delivery by the Guarantors of the Guarantees to the Initial Purchaser or the sale and delivery by the Initial Purchaser of the Notes as contemplated in the Note Purchase Agreement;

(o) under the current laws and regulations of the United Kingdom, all payments of principal, premium (if any) and interest on the Notes may be paid by the Issuer to the registered holders of the Notes without withholding or deduction on account of United Kingdom tax and all such payments other than as described in the Final Prospectus made to holders of the Notes who are non-residents of the United Kingdom will not be subject to the United Kingdom income, withholding or other taxes under the laws and regulations of the United Kingdom and without the necessity of obtaining any governmental authorization in the United Kingdom;

(p) there are no registration, filing or similar formalities imposed in the United Kingdom upon the Issuer, the Company or the Initial Purchaser in relation to the issue or offering and sale of the Notes or the performance by the Issuer or the Company of their respective obligations under them, provided that offers and sales of the Notes in the United Kingdom by the Issuer or the Initial Purchaser (or any person acting on their behalf) are made only to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or agent) for the purposes of their businesses or in circumstances which do not result in any offer to the public in the United Kingdom within the meaning of the Public Offers of Securities Regulations 1995;

(q) [TO BE UPDATED] there will be no contravention of the provisions of sections 118, 397(2) or 397(3) of FSMA in respect of stabilization transactions carried out in respect of the Notes (“Stabilization Transactions”), or of the insider dealing provisions contained in Part V of the Criminal Justice Act 1993 by virtue of dealing in or encouraging another person to deal in the Notes for the purposes of Stabilization Transactions provided that anything done for the purpose of Stabilization Transactions is done in conformity with the Price Stablising Rules of the Financial Services Authority made pursuant to Section 144 of FSMA and is done during such period before and after the issue of the Notes as is specified by those rules; and

(r) [TO BE UPDATED] there will have been no contravention of the provisions of Section 21 of FSMA provided that the contents of any communication made or caused to be made in the United Kingdom (or, in the case of a communication originating outside the United Kingdom, capable of having an effect in the United Kingdom) (within the meaning of FSMA) were either made by an authorised person or first approved by an authorised person for the purposes of that Act or the communication fell within one of the exceptions contained in the Financial Services and Markets Act 2000 (Financial Promotion) Order 2001.

December 20, 2006

Exhibit B

FORM OF OPINION OF U.S.

COUNSEL TO THE ISSUER

1.    Assuming the due authorization, execution and delivery of the Purchase Agreement by each Opinion Party under the laws of England and Wales, the Purchase Agreement has been duly executed and delivered by such Opinion Party to the extent that execution and delivery is governed by New York law.

2.    Each of the Indenture and the Supplemental Indenture constitutes the legal, valid and binding obligation of each Opinion Party, enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity) and except that (A) rights to indemnification and contribution thereunder may be limited by U.S. federal or state securities laws or public policy relating thereto, (B) no opinion is expressed with respect to any provision of the Indenture providing for liquidated damages and (C) no opinion is expressed with respect to the enforceability of the waiver contained in Section 4.08 of the Indenture (Waiver of Stay, Extension or Usury Laws).

3.    The Registration Rights Agreement constitutes the legal, valid and binding obligation of each Opinion Party, enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity) and except that (A) rights to indemnification and contribution thereunder may be limited by U.S. federal or state securities laws or public policy relating thereto and (B) no opinion is expressed with respect to any provision of the Registration Rights Agreement providing for liquidated damages.

4.    The Notes, when duly executed and delivered by the Issuer, authenticated by the Trustee in accordance with the terms of the Indenture and the Supplemental Indenture and delivered to and paid for by the Initial Purchaser in accordance with the Purchase Agreement, will constitute the legal, valid and binding obligation of the Issuer, enforceable against it in accordance with their terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity) except that (A) no opinion is expressed with respect to any provision of the Indenture providing for liquidated damages and (B) no opinion is expressed with respect to the enforceability of the waiver contained in Section 4.08 of the Indenture (Waiver of Stay, Extension or Usury Laws).

5.    Each of the Guarantees, when duly executed and delivered by the Guarantors and when the Notes have been duly executed and delivered by the Issuer, authenticated by the Trustee in accordance with the terms of the Indenture and delivered to and paid for by the Initial Purchaser in accordance with the Purchase Agreement, will constitute the legal, valid and binding obligation of the Guarantors, enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

6.    The statements in the Final Prospectus under the captions (i) “Description of the Notes” (insofar as such statements purport to summarize certain provisions of the Notes and the Indenture), (ii) “Registered Exchange Offer; Registration Rights Agreement” (insofar as such statements purport to summarize certain provisions of the Registration Rights Agreement), and (iii) “Tax Considerations— United States Federal Income Tax Considerations” (insofar as such statements relate to provisions of U.S. federal tax laws described therein and subject to the limitations set forth therein), in each case fairly summarize the matters referred to therein in all material respects.

7.    No consent, approval, waiver, license or authorization or other action by or filing with any New York or U.S. federal governmental authority is required in connection with the execution and delivery by any Opinion Party of any of the Transaction Documents to which it is a party, the consummation by any Opinion Party of the transactions contemplated thereby or the performance by any Opinion Party of its respective obligations thereunder, except for (i) U.S. federal and state securities or blue sky laws, as to which we express no opinion in this paragraph and (ii) those already obtained.

8.    The execution and delivery by each Opinion Party of the Transaction Documents to which such Opinion Party is a party and the performance by such Opinion Party of its respective obligations thereunder will not conflict with, constitute a default under or violate (i) any New York or U.S. federal law or regulation (other than U.S. federal and state securities or blue sky laws, as to which we express no opinion in this paragraph), or (ii) any judgment, writ, injunction, decree, order or ruling of any New York or U.S. federal court or governmental authority binding on any Opinion Party of which we are aware.

9.    Assuming (i) the representations of the Initial Purchaser and the Company contained in the Purchase Agreement are true, correct and complete and (ii) compliance by the Initial Purchaser and the Company with their respective covenants set forth in the Purchase Agreement, it is not necessary in connection with the offer, sale and delivery of the Securities to the Initial Purchaser pursuant to the Purchase Agreement or the offer and resales of the Securities by the Initial Purchaser, in the manner contemplated by the Purchase Agreement and described in the Final Prospectus, to register the Securities under the Securities Act of 1933, as amended, or to qualify the Indenture under the Trust Indenture Act of 1939, as amended.

10.    Neither Opinion Party is, and after giving effect to the offering and sale of the Securities and the application of the proceeds therefrom, neither Opinion Party will be, required to register as an “investment company” as such term is defined in the Investment Company Act of 1940, as amended.

11.    Assuming the validity and binding effect of each of the Principal Documents, including the choice of law provisions thereof, under the laws of England and Wales, each Opinion Party has validly submitted to the non-exclusive jurisdiction of any U.S. federal or New York state court located in the City of New York and County of New York in connection with any action arising out of the Principal Documents or the transactions contemplated by any of them (subject to the discretion of any U.S. federal court to transfer the venue of a proceeding to another court on the basis of equitable principles) and has validly appointed the Authorized Agent as its authorized agent pursuant to, and for the purpose described in, the Principal Documents. We express no opinions herein as to the subject matter jurisdiction of any U.S. federal court to adjudicate any action relating to the Principal Documents or the transactions contemplated thereby where jurisdiction based on diversity of citizenship under 28 U.S.C. § 1332 does not exist.

We have participated in conferences with officers and other representatives of GCUK, the Issuer and Fibernet and counsel for GCUK and the Issuer, your representatives and representatives of the independent public accountants for the GCUK and Fibernet, at which the contents of the Preliminary Prospectus, the Pricing Disclosure Package and the Final Memorandum and related matters were discussed. We advise you that no facts came to our attention that caused us to believe that (i) the Pricing Disclosure Package, as of the Execution Time, contained an untrue statement of a material fact or omitted to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading or (ii) the Final Prospectus, as of its date or as of the date hereof, contained or contains an untrue statement of a material fact or omitted or omits to state a material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; it being understood that we express no belief with respect to the financial statements, schedules, or other financial data included in, or omitted from, the Final Prospectus.

December 20, 2006

Exhibit C

FORM OF OPINION OF BERNARD

KEOGH, REGIONAL GENERAL COUNSEL

TO THE PARENT GUARANTOR

1.    The statements in the Final Prospectus under the captions “Business—Litigation” and “Regulation”, in each case insofar as such statements constitute summaries of the legal matters, documents or proceedings referred to therein, fairly present the information called for with respect to such legal matters, documents and proceedings and fairly summarize the matters referred to therein in all material respects.

2.    To my knowledge, the execution and delivery by each Opinion Party of the Transaction Documents to which such Opinion Party is a party and the performance by such Opinion Party of its respective obligations thereunder will not conflict with, constitute a material default under or violate any of the material terms, conditions or provisions of any material document, agreement or other instrument to which any Opinion Party is a party.

December 20, 2006

ANNEX I

ISSUER WRITTEN INFORMATION

December 20, 2006

ANNEX II

PRICING SUPPLEMENT